As filed with the Securities and Exchange Commission on April 4, 1997
                                                        Registration No. 33-

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                  FORM S-8
                        REGISTRATION STATEMENT UNDER
                         THE SECURITIES ACT OF 1933


                          COLLINS INDUSTRIES, INC.

         (Exact name of Registrant as specified in its charter)
          Missouri                                      43-0985160
  (State or other jurisdiction of         (I.R.S. Employer Identification No.)
   incorporation or organization)

                            421 East 30th Avenue
                          Hutchinson, Kansas 67502
             (Address of principal executive offices) (Zip Code)

            COLLINS INDUSTRIES, INC. 1997 OMNIBUS INCENTIVE PLAN

                           (Full title of the Plan)

                                 Larry W. Sayre
                           Chief Financial Officer
                           Collins Industries, Inc.
                            421 East 30th Avenue
                            Hutchinson, KS 67502

                   (Name and address of agent for service)

                                (316) 663-5551

         (Telephone number, including area code, of agent for service)

                                   Copy to:
                              Jennings J. Newcom
                          Shook, Hardy & Bacon L.L.P.
                            One Kansas City Place
                               1200 Main Street
                      Kansas City, Missouri   64105-2118
                               (816) 474-6550

                       CALCULATION OF REGISTRATION FEE
       Title of      Amount to     Proposed        Proposed
     Securities to       be         maximum        maximum        Amount of
     be Registered   registered    offering       aggregate     registration
                        (1)        price per    offering price     fee(3)
                                    unit(2)          (2)
     Common Stock,
     par value $.10   2,000,000       $4.51        $9,020,000       $2,733
     per share
     (1)The number of shares of common stock, $.10 par value (the "Common Stock"), stated above consists of the aggregate number of shares which may be issued pursuant to the Collins Industries, Inc. 1997 Omnibus Incentive Plan (the "Plan").

     (2)This calculation is made solely for the purpose of determining the registration fee pursuant to the provisions of Rule 457(h) under the Securities Act of 1933, as amended (the "Act"). The fee is calculated on the basis of the average of the high and low prices per share of the Common Stock on the Nasdaq Stock Market as of a date (March 31, 1997) within 5 business days prior to the filing of this Registration Statement.

     (3)Reflects the proposed maximum aggregate offering price multiplied by 1/33 of 1%.

     Note:Pursuant to Rule 416(a) under the Act, the amount of securities registered under this Registration Statement shall include an indeterminate number of additional shares of Common Stock that may become issuable pursuant to the anti-dilution provisions of the Plan.

     Note:In addition, pursuant to Rule 416(c) under the Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.


                        FORM S-8 REGISTRATION STATEMENT
                            COLLINS INDUSTRIES, INC.

                                    PART I
           INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     Item 1.Plan Information.

     The documents containing the information specified in Part I of Form S-8 which are to be delivered to participants in the Collins Industries, Inc. 1997 Omnibus Incentive Plan (the "Plan") have not been filed with the Securities and Exchange Commission (the "Commission") pursuant to the Note to Part I of Form S-8.

     Item 2.Registrant Information and Employee Plan Annual
     Information.

     Collins Industries, Inc. (the "Company" or the "Registrant") agrees to provide the participants in the Plan, without charge, upon written or oral request, the documents incorporated by reference in Item 3 of Part II of this Registration Statement.
     The documents incorporated by reference in Item 3 of Part II are incorporated by reference into the Section 10(a) prospectus. The Registrant will also provide to the participants in the Plan, without charge, upon written or oral request, the other documents required to be delivered pursuant to Rule 428 under the Act, including the Registrant's annual report to security holders for its latest fiscal year, the Registrant's annual report on Form 10-K for its latest fiscal year and copies of all reports, proxy statements and other communications distributed to its security holders generally.


                                   PART II
             INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

     Item 3.Incorporation of Documents by Reference.

     The following documents filed by the Registrant with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act") are incorporated in and made a part of this Registration Statement by reference, except to the extent that any statement or information therein is modified, superseded or replaced by a statement or information contained in any subsequently filed document incorporated herein by reference:

     1. The Company's Annual Report on Form 10-K for the fiscal year ended October 31, 1996.

     2. All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (1) above.

     3. The description of the Registrant's Common Stock contained in the Form 8-A Registration Statement filed with the Commission pursuant to Section 12 of the Exchange Act, including any amendments or reports updating such description.

     In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all of the securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents.

     Item 4.  Description of Securities.

              Not applicable.

     Item 5.  Interests of Named Experts and Counsel.

              Not applicable.

     Item 6.  Indemnification of Directors and Officers.

              Article XII of the Company's Articles of Incorporation, as amended, provides for indemnification of directors and officers as follows:

     "Each director or officer, or former director or officer of this corporation, and his legal representatives shall be indemnified by the corporation against liabilities, expenses, counsel fees and costs reasonably incurred by him or his estate in connection with, or arising out of any action, suit, proceeding or claim in which he is made a party by reason of his being, or having been, such director or officer, and any person who, at the request of this corporation, served as director or officer of another corporation in which this corporation owned corporate stock, and his legal representatives, shall in like manner be indemnified by this corporation, provided that in neither case shall the corporation indemnify such director or officer with respect to any matters as to which he shall be finally adjudged in such action, suit or proceeding to have been liable for negligence or misconduct in the performance of his duties as such director or officer.
     The indemnification herein provided for, however, shall apply also in respect of any amount paid in compromise of such action, suit, proceeding or claim asserted against such director or officer (including expenses, counsel fees and costs reasonably incurred in connection therewith), provided the Board of Directors shall have first approved such proposed compromise settlement and determined that the officer or director involved as not guilty of negligence or misconduct; but in taking such action, any director involved shall not be qualified to vote thereon, and if for this reason a quorum of the board cannot be obtained to vote on such a matter, it shall be determined by a committee of three persons appointed by shareholders at a duly called special meeting. In determining whether a director or officer is guilty of negligence or misconduct the Board of Directors or committee, as the case may be, may rely conclusively upon an opinion of independent legal counsel selected by such a board or committee. The right to indemnification herein provided shall not be exclusive of any other rights to which such director or officer may be legally entitled."

     Section 351.355 of the Missouri General and Business Corporation Law (the "MGBCL") permits a corporation to indemnify certain persons, including officers and directors who are (or are threatened to be made) parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation (by reason of their being officers or directors). The indemnity may include expenses, attorneys' fees, judgments, fines and reasonably incurred costs of settlement, provided the officer and director acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The MGBCL also permits a corporation to indemnify officers and directors in derivative actions (in which suit is brought by a shareholder on behalf of the corporation) under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged liable for negligence or misconduct in the performance of his duty to the corporation. If the officer or director is successful on the merits or otherwise in defense of any action referred to above, the corporation must indemnify him against the expenses and attorneys' fees he actually and reasonably incurred.

     The Company has authorized indemnification agreements for its directors. Under these agreements, the Company agrees to indemnify directors against any and all expenses, judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending or completed action, suit or proceeding, including an action by or in the right of the Company, to which the director becomes a party or becomes involved in or by reason of his service to the Company. Indemnification is not required to be made under the agreements in connection with any claim against the director (a) in respect to remuneration paid to a director if it shall be determined by a final judgment or other final adjudication that such remuneration was in violation of law; (b) on account of any suit in which judgment is rendered against a director for an accounting of profits made from the purchase or sale by the director of securities of the Company pursuant to the provisions of Section 16(b) of the Securities Exchange Act of 1934 and amendments thereto or similar provisions of any federal, state or local statutory law; (c) on account of a director's conduct which is finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct; or (d) if a final decision by a court having jurisdiction in the matter shall determine that such indemnification is not lawful.

     With respect to insurance, the MGBCL states that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the MGBCL.

     Item 7.  Exemption from Registration Claimed.

              Not applicable.

     Item 8.  Exhibits.

       Number

        4.1    The Certificate of Incorporation of the Company, filed as
               Exhibit 3.1 to Amendment No. 2 to the Company's
               Registration Statement on Form S-1 (File No. 2-
               93247), as amended.*

        4.2 Amendment to the Certificate of Incorporation of the Company, filed as Exhibit 3.3 to Amendment No. 1 to the Company's Registration Statement on Form S-1 (File
               No. 2-93247).*

        4.3 Amendment to the Certificate of Incorporation of the Company, filed as Exhibit 3.3(c) to Amendment No. 1 to the Company's Registration Statement on Form S-1 (File
               No. 33-48323).*

        4.4 The Bylaws of the Company, filed as Exhibit 3.4 to the Company's Registration Statement on Form S-1 (File
               No. 33-48323), as amended.*

        4.5 Collins Industries, Inc. 1997 Omnibus Incentive Plan, filed as an exhibit to the Company's Definitive Proxy
               Statement for the Annual Meeting of Shareholders held February 28, 1997.*

        5.1    Opinion of Shook, Hardy & Bacon L.L.P.

       23.1    Consent of Arthur Andersen LLP.

       23.2    Consent of Shook, Hardy & Bacon L.L.P. (contained in Exhibit
               5.1)

       24.1    Powers of Attorney (contained on signature pages hereto).


       *  Incorporated herein by reference.


    Item 9.  Undertakings.

      (a)    The Company hereby undertakes:

             (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                    (i) To include any prospectus required by Section 10(a)(3) of the Act;

                    (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth herein or therein. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                 (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

             Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

            (2) That, for the purpose of determining any liability under the Act, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The Company hereby undertakes that, for purposes of determining any liability under the Act, each filing of the Company's annual report pursuant to Section 13(a) or
     Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                            SIGNATURES


           THE REGISTRANT. Pursuant to the requirements of the Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hutchinson, State of Kansas, on April 4, 1997.

                                      COLLINS INDUSTRIES, INC.


                                      By:     /s/ Larry W. Sayre
                                      Name:   Larry W. Sayre
                                      Title:  Vice President Finance and
                                              Chief Financial Officer
                                              (Principal Accounting Officer)


                            POWER OF ATTORNEY


         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Larry W. Sayre his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for them and in their name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or she substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

          SIGNATURE                 TITLE                          DATE


     /s/ Don L. Collins      Chairman, Chief Executive Officer  April 4, 1997
         Don L. Collins      and Director

     /s/ Donald Lynn Collins President, Chief Operating         April 4, 1997
         Donald Lynn Collins Officer and Director

     /s/ Lewis W. Ediger     Vice-President, Secretary          April 4, 1997
         Lewis W. Ediger     and  Director

     /s/ Robert E. Lind      Director                           April 4, 1997
         Robert E. Lind

     /s/ Don S. Peters       Director                           April 4, 1997
         Don S. Peters

     /s/ Arch G. Gothard, III    Director                       April 4, 1997
         Arch G. Gothard, III

     /s/ Larry W. Sayre       Vice-President Finance and        April 4, 1997
         Larry W. Sayre       Chief Financial Officer
                              (principal accounting officer)


                               EXHIBIT INDEX

                                                                         Page

     4.1*    The Certificate of Incorporation of the Company,
             filed as Exhibit 3.1 to Amendment No. 2 to the Company's Registration Statement on Form S-1 (File No. 2-93247),
             as amended.                                                  N/A

     4.2*    Amendment to the Certificate of Incorporation of the
             Company, filed as Exhibit3.3 to Amendment No. 1 to the
             Company's Registration Statement on Form S-1
             (File No. 2-93247).                                          N/A

     4.3*    Amendment to the Certificate of Incorporation of the
             Company, filed as Exhibit3.3(c) to Amendment No. 1 to
             the Company's Registration Statement on Form S-1
             (File No. 33-48323).                                         N/A

     4.4*    The Bylaws of the Company, filed as Exhibit 3.4 to the
             Company's Registration Statement on Form S-1
             (File No. 33-48323), as amended.                             N/A

     4.5*    Collins Industries, Inc. 1997 Omnibus Incentive Plan
             Filed as an exhibit to the Company's Definitive Proxy
             Statement for the Annual Meeting of Shareholders held
             February 28, 1997.                                           N/A

     5.1     Opinion of Shook, Hardy & Bacon L.L.P.                        11

    23.1     Consent of Arthur Andersen LLP.                               14

    23.2     Consent of Shook, Hardy & Bacon L.L.P. (contained in
             Exhibit 5.1).                                                N/A

    24.1     Power of Attorney (contained on signature pages
             hereto).**                                                   N/A


    *   Previously Filed.

    **  Contained on signature pages to Form S-8.





                             EXHIBIT 5.1


                                                   April 4, 1997



     Collins Industries, Inc.
     421 East 30th Avenue
     Hutchinson, Kansas 67502

     Re:  Common Stock, $.10 Par Value

     Gentlemen:

          As counsel for Collins Industries, Inc., a Missouri corporation (the "Company"), we have participated in the preparation and filing of a Registration Statement on Form S-8 (the "Registration Statement") for the registration of 2,000,000 shares of common stock, par value $.10 per share, of the Company (the "Common
     Stock") pursuant to the Company's 1997 Omnibus Incentive Plan
     (the "Plan").

          In connection therewith, we have examined: (i) the Articles of Incorporation of the Company, as amended; (ii) the Bylaws of the Company, as amended; (iii) the Registration Statement; (iv) the Plan; (v) the minutes of the meeting of the Board of Directors of the Company at which the Directors adopted the Plan; and (vi) the minutes of the 1997 Annual Meeting of Stockholders of the Company at which the stockholders approved the Plan.

          In addition to the examinations outlined above, we have conferred with various officers of the Company and have examined such other documents and records of the Company as we deemed necessary as a basis for the opinions hereafter expressed. In such examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified copies or photocopies.

          Based on the foregoing, we are of the opinion that the Common Stock, when issued and paid for in accordance with and pursuant to the terms set forth in the Plan and the award agreements issued thereunder, will be legally issued, fully paid and nonassessable.

          We express no opinion as to the laws of any jurisdiction other than The General and Business Corporation Law of Missouri. The opinion set forth in this letter is effective as of the date hereof. No expansion of our opinion may be made by implication or otherwise. We express no opinion other than as herein expressly set forth. We do not undertake to advise you with respect to any matter within the scope of this letter which comes to our attention after the date of this letter and disclaim any responsibility to advise you of future changes of law or fact which may affect the above opinion. Other than the addressee hereof, no one is entitled to rely on this opinion; provided, however, that we hereby consent to all references to the undersigned in the Registration Statement, and in all amendments thereto, and to the filing of this opinion by the Company as an exhibit to said Registration Statement.

                                      Very truly yours,



                                      /s/ SHOOK, HARDY & BACON L.L.P.




                              EXHIBIT 23.1


                 Consent of Independent Public Accountants

     As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our report dated December 10, 1996 included in Collins Industries, Inc.'s Form 10-K for the year ended October 31, 1996 and to all references to our Firm included in this registration statement.



                                             /S/ Arthur Andersen LLP

     Kansas City, Missouri
     April 4, 1997